Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement on Form S-4 and the related proxy statement/prospectus of our report dated March 7, 2019, relating to the consolidated financial statements and the effectiveness of internal controls over financial reporting of Citizens Financial Services, Inc. appearing in the proxy statement/prospectus contained in this registration statements.

We also consent to the reference to us under the heading “Experts” in the proxy statement/ prospectus, which is part of this registration statement.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

December 12, 2019

S.R. Snodgrass, P.C. • 2009 Mackenzie Way, Suite 340 • Cranberry Township, Pennsylvania 16066 • Phone: 724-934-0344 • Fax: 724-934-0345